Exhibit 99.1

Cord Blood America Reports Financial Results for Fourth Quarter and Fiscal Year 2017

April 2, 2018 - Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) ("CBAI" or the "Company") today announced financial results for fiscal year 2017. Given the agreement entered into with California Cryobank Stem Cell Services LLC (dba “FamilyCord”) to sell substantially all of the Company’s assets for a purchase price of $15.5 million, the operating results associated with the assets being sold have been reclassified into discontinued operations and the assets and liabilities are reflected as held-for-sale. Additional disclosure pertaining to this financial treatment is included in the Company’s 10-K which is being filed today.

Highlights Include:

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Total revenue from discontinued operations for the fourth quarter 2017 was $0.75 million, an increase of 2.8% from total revenue of $0.73 million for the fourth quarter 2016. Total revenue from discontinued operations for the year ended December 31, 2017 was $2.99 million, a decrease of 8.9% from total revenue of $3.29 million for the year ended December 31, 2016.

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Recurring storage revenue from discontinued operations for the fourth quarter 2017 was $0.65 million, a decrease of 4.6% from recurring storage revenue of $0.68 million for the fourth quarter 2016. Recurring storage revenue for the year ended December 31, 2017 was $2.62 million, a decrease of 3.2% from recurring storage revenue of $2.71 million for the year ended December 31, 2016.

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Gross profit from discontinued operations for the fourth quarter 2017 was $0.58 million, an increase of 7.3% from gross profit from discontinued operations of $0.54 million for the fourth quarter 2016. Discontinued operations’ gross margin for the fourth quarter 2017 was 77.3% compared to 74.1% for the fourth quarter 2016. Gross Profit from discontinued operations for the year ended December 31, 2017 was $2.31 million, a decrease of 2.9% from gross profit from discontinued operations of $2.38 million for the year ended December 31, 2016.

Results of Operations for the Three-Months Ended December 31, 2017

For the three-months ended December 31, 2017, total revenue from discontinued operations was $0.75 million, an increase of $0.02 million or 2.8% from $0.73 million in fourth quarter 2016. Of the $0.02 million increase, $0.06 million was attributable to increase in storage and processing revenue offset by a $0.04 decrease in storage and processing revenue from a previously terminated agreement with a third party.

Gross profit from discontinued operations for the three-month period ended December 31, 2017 was $0.58 million, an increase of $0.04 million or 7.3% from $0.54 million in fourth quarter 2016. Of the $0.04 million increase, approximately $0.06 million was attributable to the increase in storage and processing revenue and cost reductions offset by $0.02 million attributable to the reduction in storage and processing revenue from the third party.

Discontinued operations’ gross margin for the three-month period ended December 31, 2017 was 77.3% compared to 74.1% in fourth quarter 2016. Gross margin increased due to the reduction in revenue from lower margin business and reductions made by the Company in cost of goods sold.

Administrative and selling expenses for the three-month period ended December 31, 2017 was $0.49 million, a decrease of $0.12 million or 19.7% from $0.61 million in fourth quarter 2016.

Net loss from continuing operations for the three-month period ended December 31, 2017 was $0.34 compared to $0.31 million for the three-month period ended December 31, 2016. Net income from discontinued operations for the three month-period ended December 31, 2017 was $0.29 million compared to $0.18 million for the three month period ended December 31, 2016.

Results of Operations for the Fiscal Year 2017

For the year ended December 31, 2017, total revenue from discontinued operations was $2.99 million, a decrease of $0.29 million or 8.9% from $3.29 million in fiscal 2016. Of the $0.29 million decrease, $0.17 million was attributable to the ceasing of tissue procurement orders in first quarter of 2016 and $0.12 million was attributable to the reduction in storage and processing revenue from the third party.

Gross profit from discontinued operations for fiscal year 2017 was $2.31 million, a decrease of $0.07 million or 2.9% from $2.38 million in fiscal 2016. Of the $0.07 million decrease, approximately $0.06 million was attributable to the tissue procurement business, and approximately $0.10 million was attributable to the reduction in storage and processing revenue from the third party, offset by increase in gross profit from storage and processing revenue.

Discontinued operations’ gross margin for fiscal year 2017 was 77.6% compared to 74.4% in fiscal 2016. Gross margin increased due to the reduction in revenue from lower margin business and reductions made by the Company in cost of goods sold.

Administrative and selling expense for fiscal year 2017 was $1.70 million, a decrease of 0.43 million or 20.3% from $2.13 million in fiscal 2016 as the Company reduced operating costs to maximize profit and cash flow.

Net loss from continuing operations for fiscal year 2017 was $1.62 million compared to net loss of $1.92 million for fiscal 2016. Net income from discontinued operations for fiscal 2017 was $2.02 million compared to net income of $2.03 million for fiscal 2016.

Commentary

Chairman David Sandberg stated, “While the Company incurred additional expenses in the fourth quarter related to the FamilyCord transaction and other non-recurring items, the business continues to perform as expected with continuing positive cash flow.  As disclosed in the Company’s 8-K filed on February 7th, we continue to expect the transaction will close in the second quarter subject to the closing conditions including the approval of shareholders.”

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:
Anthony Snow
asnow@cordblood-america.com